Exhibit 10.45

Staples, Inc.
Senior Executive Long Term Disability
Supplemental Coverage Reimbursement Policy

Coverage under the Company's Group Long Term Disability (LTD) Plan, which only covers base salary, and Supplemental LTD Plan, which covers any excess base salary and bonus, are fully paid for by our associates.  For senior executives earning an annual base salary in excess of $400,000 (“Named Executive Officers ”) and electing supplemental LTD coverage,  the Company annually reimburses through bonuses (on a grossed up basis) the Named Executive Officers for their premiums related to any supplemental LTD coverage due to base salary, and the Company expects such annual aggregate bonuses to be approximately $32,000.